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                                                          Exhibit 11.4


                              EARNINGS PER SHARE
                           FULLY DILUTED COMPUTATION
              ($ in millions except share and per share amounts)


                              Quarter ended December 31    1993         1992
______________________________________________________________________________

Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations                 $  36.7      $  28.0
    Deduct dividends on 4% preferred stock                  (.1)         (.1)
                                                        ---------    ---------
    Earnings from continuing operations
       available to common shareholders                    36.6         27.9
    Discontinued operations                                 (.7)        (1.5)
                                                        ---------    ---------

    Net earnings available to common shareholders       $  35.9      $  26.4
                                                        =========    =========



Number of shares:
  Weighted average shares outstanding                76,725,524   76,232,641
  Shares issuable upon exercise
    of stock options, net of shares
    assumed to be repurchased                           990,497    1,307,919
                                                     ------------ ------------
  Total common and common equivalent
    shares assuming full dilution                    77,716,021   77,540,560
                                                     ============ ============



Earnings per common share:
  Continuing operations                                 $   .47      $   .36
  Discontinued operations                                  (.01)        (.02)
                                                        ---------    ---------

  Net earnings                                          $   .46      $   .34
                                                        =========    =========
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